UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    July 7, 2014

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Donald Daniels has been appointed to the position of Senior Vice President and Controller of Frontier Communications Corporation (the “Company”) and will serve as the Company’s designated principal accounting officer, effective July 7, 2014.

Mr. Daniels,  47,  held various positions with JetBlue Airways Corporation from October 2002 to July 2014.  He was Corporate Controller and Chief Accounting Officer from May 2009 to June 2014,  Vice President and Controller from October 2007 to May 2009, Assistant Controller from July 2005 to October 2007 and Director of Financial Reporting from October 2002 to July 2005.  Mr. Daniels’ experience also includes being General Manager, Financial Reporting at Delta Air Lines, a Senior Auditor at Deloitte and Touche, LLP and serving in the United States Army.  Mr. Daniels is a certified public accountant and a member of the American Institute of Certified Public Accountants.  He has no family relationship to any other director or executive officer of the Company.

The information set forth in the press release issued by Frontier Communications Corporation on July 7, 2014, attached hereto as Exhibit 99.1, is incorporated herein by reference.

On June 10, 2014, the Company entered into an employment arrangement with Mr. Daniels pursuant to which he will receive an annual base salary of $270,000, an annual incentive target of 50% of base salary and long-term incentive compensation in the form of annual awards of (i) restricted stock and (ii) performance shares under the Company’s Long-Term Incentive Plan, in each case in amounts determined each year by the Compensation Committee of the Board of Directors.  In addition, Mr. Daniels will receive a sign-on grant of 10,000  restricted shares and a sign-on cash bonus of $25,000.

Item 9.01         Statements and Exhibits

(d)Exhibits

99.1Press Release of Frontier Communications Corporation released on July 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER Communications CORPORATION

Date: July 7, 2014	By:/s/ David G. Schwartz
David G. Schwartz
Vice President, Corporate Counsel and
Assistant Secretary